EXHIBIT 99.1

DTE Energy reports first quarter 2020 results; providing reliable and safe service during the COVID-19 pandemic

•	Providing assistance to low-income and vulnerable customers

•	Enacted pandemic incident command plan to ensure reliable energy delivery

•	Ranked among top 10 energy companies nationally for energy efficiency programs, saving customers money

DETROIT, Apr. 28, 2020 - As the full impact of COVID-19 is still becoming evident, DTE Energy (NYSE:DTE) moved quickly to activate its pandemic response team. The company’s primary concern has been the health and well-being of DTE customers, communities and employees.

Today DTE also reported first quarter 2020 earnings of $340 million, or $1.76 per diluted share, compared with $401 million, or $2.19 per diluted share in 2019.

Operating earnings for the first quarter 2020 were $320 million, or $1.66 per diluted share, compared with 2019 operating earnings of $374 million, or $2.05 per diluted share. Operating earnings exclude non-recurring items, certain mark-to-market adjustments and discontinued operations. Reconciliations of reported earnings to operating earnings are included at the end of this news release.

“DTE has a proud heritage of rallying at the toughest of times. Whether we’re dealing with catastrophic storms or economic crisis, in every case, we’ve emerged a better, stronger company. There is no doubt that the work required of us today will set us up for another successful decade,” said Jerry Norcia, DTE Energy president and CEO.

Additionally, Norcia noted the following accomplishments:

•
Providing reliable and safe service during the COVID-19 pandemic: The 10,000 women and men of DTE and key suppliers have never stopped working during this crisis to provide reliable and safe energy. We refined our safety practices to ensure we deliver energy while keeping employees and customers safe.

•	Providing assistance to low-income and vulnerable customers: Instituted shut-off moratoriums for low-income and senior customers and created new payment plans to ease the burden of COVID-19.

•
Mobilizing resources to address our communities’ needs: DTE’s Foundation and its non-profit and philanthropic partners are mobilizing resources to swiftly address our communities’ most vital needs. This includes supporting basic needs, such as food, shelter and access to core medical services.

•	Organized support for small businesses: Working with state and federal leaders and the Detroit Economic Growth Corporation, DTE helped small businesses apply for small business administration loans.

•	Donated personal protection equipment: Distributing 2 million respiratory masks to area hospitals, police, fire and critical workers.

•	Received IRP order: The order increases energy efficiency goals and ensures a renewable energy pathway that will support DTE’s goal of net zero carbon emissions from electric generation by 2050.

•
Ranked among top 10 energy companies in the U.S. for energy efficiency programs: Ranked as the eighth-leading energy company in the nation for our energy efficiency savings to customers. Residential and business customers who participated in efficiency programs saw a 27% increase in annual energy savings as the company dramatically broadened efficiency program offerings.

Outlook for 2020

DTE Energy reaffirms 2020 operating EPS guidance of $6.47 - $6.75.

“Over the years, we have earned a reputation as a top company in our industry because we consistently deliver on our financial commitments. It is very important that we maintain this hard-earned reputation by meeting our 2020 financial targets. By doing so, we help ensure success for all our key stakeholders - employees, customers, community and shareholders,” said Peter Oleksiak, DTE Energy senior vice president and CFO.

This earnings announcement and presentation slides are available at dteenergy.com/investors.

The company will conduct a conference call to discuss earnings results at 9 a.m. ET. Investors, the news media and the public may listen to a live internet broadcast of the call at dteenergy.com/investors. The telephone dial-in numbers in the U.S. and Canada are toll free: (833) 520-0059 or international: (825) 312-2353. The passcode is 2780029. The webcast will be archived on the DTE website at dteenergy.com/investors. An audio replay of the call will be available from noon today to noon Tuesday, May 26, 2020. To access the replay, dial U.S. and Canada toll free (800) 585-8367 or international toll (416) 621-4642 and enter the passcode 2780029.

About DTE Energy
DTE Energy (NYSE: DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric company serving 2.2 million customers in Southeast Michigan and a natural gas company serving 1.3 million customers in Michigan. The DTE portfolio includes energy businesses focused on power and industrial projects; renewable natural gas; natural gas pipelines, gathering and storage; and energy marketing and trading. As an environmental leader, DTE utility operations will reduce carbon dioxide and methane emissions by more than 80 percent by 2040 to produce cleaner energy while keeping it safe, reliable and affordable. DTE Electric aspires to achieve net zero carbon emissions by 2050. DTE is committed to serving with its energy through volunteerism, education and employment initiatives, philanthropy and economic progress. Information about DTE is available at dteenergy.com, empoweringmichigan.com, twitter.com/dte_energy and facebook.com.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2020 operating earnings guidance. It is likely that certain items that impact the company's 2020 reported results will be excluded from operating results. Reconciliations to the comparable 2020 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items (i.e. future non-recurring items, certain mark-to-market adjustments and discontinued operations). These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

DTE Energy also discusses Adjusted EBITDA in its slide presentation. The reconciliation of net income to Adjusted EBITDA as projected for full-year 2020 is not provided. DTE Energy does not forecast net income as it cannot, without unreasonable efforts, estimate or predict with certainty the components of net income. These components, net of tax, may include, but are not limited to, impairments of assets and other charges, divesture costs, acquisition costs, or changes in accounting principles. All of these components could significantly impact such financial measures. At this time, DTE Energy is not able to estimate the aggregate impact, if any, of these items on future period reported earnings. Accordingly, DTE Energy is not able to provide a corresponding GAAP equivalent for Adjusted EBITDA.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “may,” “could,” “projected,” “aspiration,” “plans” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially. Many factors impact forward-looking statements including, but not limited to, the following: the duration and impact of the COVID-19 pandemic on DTE Energy and customers, impact of regulation by the EPA, the FERC, the MPSC, the NRC, and for DTE Energy, the CFTC, as well as other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals, or new legislation, including legislative amendments and retail access programs; economic conditions and population changes in the our geographic area resulting in changes in demand, customer conservation, and thefts of electricity and, for DTE Energy, natural gas; the operational failure of electric or gas distribution systems or infrastructure; impact of volatility of prices in the oil and gas markets on DTE Energy's gas storage and pipelines operations; impact of volatility in prices in the international steel markets on DTE Energy's power and industrial projects operations; the risk of a major safety incident; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; the cost of protecting assets against, or damage due to, cyber incidents and terrorism; health, safety, financial, environmental, and regulatory risks associated with ownership and operation of nuclear facilities; volatility in the short-term natural gas storage markets impacting third-party storage revenues related to DTE Energy; volatility in commodity markets, deviations in weather, and related risks impacting the results of DTE Energy's energy trading operations; changes in the cost and availability of coal and other raw materials, purchased power, and natural gas; advances in technology that produce power, store power or reduce power consumption; changes in the financial condition of significant customers and strategic partners; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for increased costs or delays in completion of significant capital projects; changes in, and application of, federal, state, and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings, and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; employee relations and the impact of collective bargaining agreements; the availability, cost, coverage, and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy, and other business issues; contract disputes, binding arbitration, litigation, and related appeals; and the risks discussed in the Registrants' public filings with the Securities and Exchange Commission.

For further information, members of the media may call:
Pete Ternes, DTE Energy, 313.235.5555

For further information, analysts may call:
Barbara Tuckfield, DTE Energy, 313.235.1018
John Dermody, DTE Energy, 313.235.8750

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31,
	2020					2019
	Reported Earnings	Pre-tax Adjustments		Income Taxes(1)	Operating Earnings	Reported Earnings	Pre-tax Adjustments		Income Taxes(1)	Operating Earnings
	(In millions)
DTE Electric	$94	$—		$—	$94	$147	$—		$—	$147

DTE Gas	121	—		—	121	151	—		—	151

Non-utility operations
Gas Storage and Pipelines	72	—		—	72	48	—		—	48

Power and Industrial Projects	30	—		—	30	26	—		—	26

Energy Trading	34	(26)	A	6	14	32	(36)	A	9	5
									—

Total Non-utility operations	136	(26)		6	116	106	(36)		9	79

Corporate and Other	(11)	—		—	(11)	(3)	—		—	(3)

Net Income Attributable to DTE Energy Company	$340	$(26)		$6	$320	$401	$(36)		$9	$374

(1) Excluding tax related adjustments, the amount of income taxes was calculated using a combined federal and state income tax rate of 25% for the three months ended March 31, 2020 and 27% for the three months ended March 31, 2019.

Adjustments key
A) Certain adjustments resulting from derivatives being marked-to-market without revaluing the underlying non-derivative contracts and assets — recorded in Operating Expenses — Fuel, purchased power, and gas — non-utility

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)(2)

	Three Months Ended March 31,
	2020					2019
	Reported Earnings	Pre-tax Adjustments		Income Taxes(1)	Operating Earnings	Reported Earnings	Pre-tax Adjustments		Income Taxes(1)	Operating Earnings

DTE Electric	$0.49	$—		$—	$0.49	$0.81	$—		$—	$0.81

DTE Gas	0.63	—		—	0.63	0.83	—		—	0.83

Non-utility operations
Gas Storage and Pipelines	0.37	—		—	0.37	0.26	—		—	0.26

Power and Industrial Projects	0.16	—		—	0.16	0.14	—		—	0.14

Energy Trading	0.17	(0.14)	A	0.04	0.07	0.18	(0.19)	A	0.05	0.04

Total Non-utility operations	0.70	(0.14)		0.04	0.60	0.58	(0.19)		0.05	0.44

Corporate and Other	(0.06)	—		—	(0.06)	(0.03)	—		—	(0.03)

Net Income Attributable to DTE Energy Company	$1.76	$(0.14)		$0.04	$1.66	$2.19	$(0.19)		$0.05	$2.05

(1) Excluding tax related adjustments, the amount of income taxes was calculated using a combined federal and state income tax rate of 25% for the three months ended March 31, 2020 and 27% for the three months ended March 31, 2019.

(2) Per share amounts for the adjustments are based on the after-tax effect for each item, divided by the diluted weighted average common shares outstanding, as noted on the Consolidated Statements of Operations (Unaudited).

Adjustments key — see previous page